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North Pittsburgh Systems, Inc.

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NORTH PITTSBURGH SYSTEMS, INC. MAILS QUARTERLY DIVIDEND NOTICE TO SHAREHOLDERS

North Pittsburgh Systems, Inc. (NASDAQ: NPSI) today mailed the following quarterly dividend notice to shareholders.

Quarterly Dividend Notice	Dividend No. 95
July 13, 2007

To Our Shareholders

We are pleased to announce the declaration of a quarterly common stock dividend of $.20 per share payable July 13, 2007 to shareholders of record at the close of business on July 2, 2007. This represents the 95th consecutive quarterly dividend since the formation of North Pittsburgh Systems, Inc. (NPSI, North Pittsburgh or Company) as part of the North Pittsburgh Telephone Company (NPTC) restructuring in 1985.

BREAKING NEWS

We are also pleased to announce that NPSI has reached a definitive merger agreement with Consolidated Communications Holdings, Inc. The following excerpts were taken from a press release sent on July 2, 2007 to the media outlining the highlights of the transaction:

Mattoon, IL and Gibsonia, PA – July 2, 2007 – Consolidated Communications Holdings, Inc (Nasdaq:CNSL) announced today that it has entered into a definitive agreement to acquire North Pittsburgh Systems, Inc. for $25 per share in a taxable cash and stock transaction with a total consideration of $375.1 million, based on Consolidated’s June 29, 2007 closing price. This represents a 17.6 percent premium over North Pittsburgh’s closing price on June 29, 2007. North Pittsburgh shareholders may elect to exchange each share of North Pittsburgh common stock for either $25 in cash or 1.1061947 shares of Consolidated common stock, subject to proration so that 80 percent of the North Pittsburgh shares will be exchanged for cash and 20 percent for stock. The share exchange ratio is fixed and is not subject to any collars.

Consolidated intends to finance the cash portion of the purchase price with debt and cash on hand. Consolidated has obtained a commitment for the financing necessary to complete the transaction from Wachovia Bank, N.A. Wachovia Securities is also Consolidated’s financial advisor on this transaction and has rendered a fairness opinion in connection with the transaction to the Board of Directors of Consolidated.

On a pro forma basis, for the twelve months ending March 31, 2007, the combined company would have had revenues of approximately $425.5 million, 293,400 ILEC access lines, 66,300 CLEC access line equivalents, 72,200 DSL subscribers and 1,400 employees.

“The North Pittsburgh team has established a strong reputation with its customers and in the communities it serves,” said Bob Currey, Consolidated’s president and chief executive officer. “North Pittsburgh delivers an attractive market, a strong network, and a history of success, providing a solid foundation on which we can build. Consolidated has a proven track record of combining telecommunications properties and achieving efficiencies for the combined company. We believe North Pittsburgh will be an excellent complement to our Illinois and Texas operations.”

“For the past 101 years, we have focused on building a high quality integrated telecommunications business in Western Pennsylvania,” said Harry Brown, president and chief executive officer. “Consolidated is a leader in delivering innovative products, such as IPTV, to its markets and we believe this merger provides an exciting opportunity to expand upon our existing offerings. In addition, we are confident Consolidated’s customer focus will benefit both our customers and shareholders.”

The acquisition is not subject to a financing condition and is expected to close either in the fourth quarter of 2007 or first quarter of 2008, subject to certain customary conditions, including approvals from federal and state regulators and North Pittsburgh’s shareholders. North Pittsburgh will pay its regular July dividend and expects to pay its regular dividend in October, but has agreed not to pay further dividends. North Pittsburgh expects to call a shareholders meeting for Fall 2007, at which this transaction will be submitted to North Pittsburgh’s shareholders for approval and the company will hold its 2007 annual meeting for the election of directors and other matters. Approval by Consolidated’s shareholders is not required.

Strategic Rationale

With the acquisition of North Pittsburgh, Consolidated adds growing, affluent markets that are supported by an advanced network. The network can be leveraged to increase the penetration of broadband products and, with limited capital investment, to rollout video service. Approximately 99 percent of North Pittsburgh access lines are currently DSL capable and Consolidated expects to launch its video product in the Western Pennsylvania markets in 2008. Upon close of the transaction, Consolidated expects to realize both annual operating and capital synergies. Operating synergies are estimated at approximately $7.0 million in 2008 and approximately $11.0 million in 2009 and beyond. Capital synergies are estimated at approximately $3.0 million in 2008 and $6.0 million in 2009 and beyond. In addition, Consolidated estimates the transaction will be accretive to cash flow by approximately 6.0 percent (which Consolidated tracks as cash available to pay dividends), after synergies, in the first full year of operations.

Other Information

As additional information about the transaction becomes publicly available, we will forward it along to you. Evercore Group L.L.C. has been North Pittsburgh’s financial advisor throughout the process and has rendered a fairness opinion to the Company regarding the transaction. We strongly believe that the merger with Consolidated is in the best interest of our shareholders, customers and our employees and the communities that we serve.

About Consolidated Communications Holdings, Inc

For more information please visit:

http://ir.consolidated.com.

About North Pittsburgh Systems, Inc.

For more information please visit:

http://www.northpittsburgh.com/relations.asp.

Financial Update

Earnings per share of NPSI common stock were $.06 for the first quarter of 2007, a decrease of $.31 per share from the same period last year. The results of operations for the first quarter of 2007 were significantly impacted by $6,468,000 in curtailment and special termination benefit expenses associated with a voluntary early retirement incentive program, as discussed in more detail below. On an after tax basis, the curtailment and special termination benefit expenses had the impact of reducing the Company’s net income by $3,784,000, or $.25 per share. Operating revenues decreased $2,300,000, or 8.6%, during first quarter 2007 as compared to first quarter 2006. The decrease in revenues was attributable to several sources, including a $1,073,000 decrease in access revenues, mostly due to a decrease in overall access minutes of use on the Company’s network and unfavorable changes in the National Exchange Carrier Association average schedule formulas applicable to the Company’s Incumbent Local Exchange Carrier (ILEC), North Pittsburgh Telephone Company (NPTC). In addition, revenues were negatively impacted by a $489,000 decrease in toll revenues due to competitive pricing pressures experienced on the Company’s toll offerings, a $437,000 decrease in local dial tone revenues as a result of a decrease in the Company’s overall number of access lines, a $124,000 decrease in enhanced feature revenues primarily due to competitive pricing pressures and by a $79,000 decline in revenue generated from Primary Rate Interface circuits provisioned to Internet Service Providers.

Operating expenses for first quarter 2007 increased $6,082,000, or 31.4%, from the comparable prior year period. The increase in operating expenses was predominantly due to $6,468,000 of curtailment and special termination benefit expenses associated with the aforementioned voluntary early retirement incentive program that extended through March 31, 2007 at the Company’s NPTC subsidiary. The incentive program provided for an enhanced retirement benefit calculation and a supplement to the calculation to determine early retirement eligibility for qualifying employees who participate in NPTC’s defined benefit retirement plan (Pension Plan). In total, 40 employees elected to retire and receive the enhanced benefits, which resulted in $2,869,000 of special termination benefit expenses recorded upon the re-measurement of the Pension Plan. In addition, curtailment and special termination benefits expenses of $3,599,000 were recorded in association with the re-measurement of NPTC’s postretirement medical and life insurance plans; these charges primarily reflected the shift in the Company’s costs for these benefits from current operating expenses to obligations of the postretirement plans. Cash flows from operations were not impacted by these charges during the first quarter of 2007 because there were no cash severance or lump sum benefit options or enhancements associated with the voluntary early retirement incentive program. The Company estimates immediate ongoing annual cost savings of approximately $2,600,000 as a result of this program and corresponding reduction in personnel, with an ultimate annual cost savings of approximately $3,300,000 once fully phased-in. The difference between the immediate cost savings and the fully phased-in cost savings reflects the Company’s anticipation of incurring some costs for temporary part-time help, outside contractors and overtime during a transition in which the Company restructures to absorb the workload associated with those 40 employees who retired as part of the voluntary early retirement incentive program.

Operating expenses for the first quarter of 2007 were also impacted by a $383,000 increase in depreciation expense associated with growth in the Company’s depreciable asset base, a $695,000 decrease in network and other operating expenses and a $74,000 decrease in state and local operating taxes. The decrease in network and other operating expenses was mainly due to an $800,000 reduction in the Company’s combined labor and benefit expenses during the first quarter of 2007 as a result of the restructuring of employee benefit plans and a decrease in the overall employee base.

Other income (net) for the first quarter of 2007 improved $279,000 from the prior year period due principally to a $193,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). In addition, the Company benefited from a $26,000 increase in interest earned from higher interest rates on invested cash and a $49,000 decrease in interest expense as a result of the Company’s continued debt reduction.

Operations Update

With respect to operations, the Company had a total of 61,546 access lines in its ILEC territory, 66,254 CLEC access line equivalents (including 42,855 access lines and 2,324 Digital Subscriber Line (DSL) subscribers) and a total of 16,260 DSL subscribers across all subsidiaries as of March 31, 2007. With the introduction during 2006 of telephony competition from the two main cable companies whose service areas overlap the majority of the Company’s ILEC territory, ILEC access line losses have increased from their historical levels with an 11.0% decrease in access lines having been experienced in the Company’s ILEC territory over the past twelve-month period ended March 31, 2007. On a sequential quarterly basis, the Company’s ILEC access line loss totaled 1,771 lines during the first quarter of 2007 as compared to 3,030 lines during the fourth quarter of 2006, which was the first full quarter in which the Company’s cable competitors had local number portability. In contrast, total CLEC access line equivalents and consolidated DSL subscribers grew 7.3% and 9.5%, respectively, over that same twelve-month period ended March 31, 2007.

Fiber Build Out Continues

The large fiber-to-the-node (FTTN) build out that NPTC has been working on the last few years within its territory continues throughout this summer and fall. When completed, an average home within the NPTC service territory will be within 5,000 feet of the closest neighborhood fiber hub. By cutting this average distance by more than half, much faster Internet connections as well as other telecommunication applications will be available to nearly all of the telephone company customers.

As of this summer, the build out has been completed within the Wexford, Gibsonia and the Criders Corners exchanges, and will be completed in the next few months within the Mars, Cooperstown, Culmerville and Freeport exchanges. Those working on the project will start the construction process in the Sarver and Saxonburg exchanges later in the fall. The scheduled completion of the whole project will be sometime in early 2008.

Online Tools for Small Businesses

With most American adults now using the Internet to make online purchases, businesses need both dependable Internet connectivity and the right Web tools to compete in today’s economy. These include a website, online tools to keep their customers advised of products or sales, and a tool that allows easy, secure transfer of large files of data. Responding to the needs, the Nauticom Internet Services web division has developed three easy-to-use online tools for small businesses.

For businesses on a budget, the Nauticom Net-Builder™ application service allows business owners to easily design and maintain their own professional quality websites as simple as creating a document in Microsoft® Office Word. Keeping customers informed of new products and sales are made easy with Nauticom Net-Mailer™ service, which can deliver single page e-mails and general newsletters or more in-depth newsletters, all with custom graphical templates and user-friendly editing. And as a unique web based application, Nauticom Net-Filer™ offers an economical and convenient solution for the transfer of large files to colleagues and clients, eliminating the problem of attaching large files to e-mails.

These Nauticom products are viewable online at www.nauticom.net.

ConVerge Suite of Network Applications

Penn Telecom has introduced a portfolio of network-hosted applications that it markets as ConVergeSM Network Applications. ConVerge is gaining customer acceptance throughout the serving area during its first year on the market. Dozens of businesses now access Penn Telecom’s broadband network to utilize this suite of business enterprise applications.

ConVerge VoicePlus, the flagship of the ConVerge suite, is a hosted Voice-over-IP (VoIP) service that integrates the power of personal computing with telephony, yielding the optimal voice communications capability for the 21st Century. Your number can follow you wherever you go, ring any number of telephone devices simultaneously, and integrate your voicemail messages into your email. ConVerge NetAccess is Penn Telecom’s first direct Internet access offering, allowing customers to consolidate their voice, data and Internet services on a single bill. NetAccess leverages Penn Telecom’s MetroEthernet access service, ensuring optimal data transport performance. ConVerge ContactManager is a hosted customer relationship management (CRM) package that also integrates voice communications, allowing organizations to fully monitor customer interactions. ContactManager enables even smaller organizations to leverage their customer-contact information to help improve sales and customer service.

More information on the ConVerge suite of network hosted applications is available at www.penntele.com.

Shareholder Services

For Shareholder Services, please contact the Company’s transfer agent, Wells Fargo Shareholder Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call toll-free at: 1-800-468-9716 or www.wellsfargo.com/shareownerservices.

Wells Fargo Shareholder Services office hours are: 8 AM – 8 PM (EST), 7 AM – 7 PM (CST) and 5 AM – 5 PM (PST).

For further information and up-to-date news about your Company, visit us on the Web at www.northpittsburgh.com

Prospectus/Proxy Statement

This material is not a substitute for the prospectus/proxy statement Consolidated Communications Holdings, Inc and North Pittsburgh Systems, Inc. will file with the Securities and Exchange Commission. Investors are urged to read the prospectus/proxy statement, which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed by Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044, Attention: Investor Relations. The final prospectus/proxy statement will be mailed to shareholders of North Pittsburgh Systems, Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

Consolidated Communications Holdings, Inc and North Pittsburgh Systems, Inc., and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated Communications Holdings, Inc. is set forth in the proxy statement for Consolidated Communications Holdings, Inc.’s 2007 annual meeting of shareholders. Information about the directors and executive officers of North Pittsburgh Systems, Inc. is set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.